RULE PROVISION NOTICE

Re: T-REX 2X Long PAAS Daily Target ETF (Ticker Symbol: PAAU), a series of ETF Opportunities Trust

This notice is submitted in connection with the Form 25-NSE filed by Cboe BZX Exchange, Inc. to report the removal from listing and registration of the above-referenced security.

Delisting Type: Voluntary
Rule Provision Relied Upon: 17 CFR 240.12d2-2(a)(2)

Suspension Date: July 12, 2026
Delisting Effective Date: July 12, 2026
Liquidation Date (security redeemed, paid at maturity, or retired):
July 22, 2026

Pursuant to 17 CFR 240.12d2-2(a)(2), the class of securities referenced above has been voluntarily withdrawn from listing and registration on Cboe BZX Exchange, Inc.